EXHIBIT 10.1

REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS REAL ESTATE PURCHASE AGREEMENT and ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 14th day of November, 2014 (the “Effective Date”), by and between GSHS ENTERPRISES OPERATING #1, INC., a Delaware corporation (“Enterprises”), GOOD SHEPHERD HEALTH SYSTEM, INC., a Texas non-profit corporation (“Hospital”), GOOD SHEPHERD ENTERPRISES, INC., a Texas non-profit corporation (“GSE”), EL CASA ORTHOPAEDICA, INC., a Texas corporation (“El Casa”), and LONGVIEW CASA NUEVA, INC., a Texas corporation (“Casa Nueva”) (Enterprises, Hospital, GSE, El Casa and Casa Nueva, individually or collectively, as the context requires, “Seller”); GAHC3 EAST TEXAS MOB PORTFOLIO, LLC, a Delaware limited liability company, its successors and assigns (“Buyer”); and CENTRAL TITLE COMPANY (“Escrow Agent”).

RECITALS
I.    Each Seller owns the interest in the real property as listed on Schedule I.
II.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) on the terms and conditions contained in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
SALE OF PROPERTY
1.1    Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:
1.1.1    (i) Fee simple title to all of the land located at 409 N. 6th Street, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-1” attached hereto (collectively, the “GSHS Outpatient Clinic – 409 N. 6th Land”); (ii) fee simple title to all of the land located at 2101 West Loop 281, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-1” attached hereto (collectively, the “GSHS Outpatient Clinic – 2101 Land”); and (iii) fee simple title to all of the land located at 304 University Avenue, Marshall, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-1” attached hereto (collectively, the “GSMC Marshall Professional Building Land”) (the foregoing collectively, the “Fee Land”);
1.1.2    (i) A ground leasehold interest in to all of the land located at 701 East Marshall, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-2” attached hereto (collectively, the “GSMC-Longview Medical Plaza I Land”); (ii) a ground leasehold interest in to all of the land located at 703 East Marshall, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-2” attached hereto (collectively, the “GSMC-Longview Medical Plaza II Land”); and (iii) a ground leasehold interest in to all of the land located at 705 East Marshall, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-2” attached hereto (collectively, the “GSMC-Longview Medical Plaza III Land”) (the foregoing collectively, the “Existing Ground Lease Land”)
1.1.3    (i) A ground leasehold interest in to all of the land located at 621 N 4th Street, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-3” attached hereto (collectively, the “GSMC Customer Service Center Land”); (ii) a ground leasehold interest in to all of the land located at 701 N. 6th Street, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-3” attached hereto (collectively, the “GSMC Occupational Medicine Building Land”); and (iii) a ground leasehold interest in to all of the land located at 3133 S. Good Shepherd Way, Longview, Texas, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all development rights appurtenant to such land, all as more particularly described on Exhibit “A-3” attached hereto (collectively, the “GS Institute for Healthy Living Land”) (the foregoing, collectively, the “New Ground Lease Land”) (the Existing Ground Lease Land and the New Ground Lease Land, collectively, the “Ground Lease Land”; the Ground Lease Land and Fee Land, collectively, the “Land”);
1.1.4    Fee simple title to all buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (collectively, the “Improvements”);
1.1.5    All of Enterprises’ right, title and interest, as tenant, in and to that certain Amended and Restated Ground Lease Agreement by and between Hospital as landlord and Enterprises as tenant, dated as of September 23, 2013 (the “Existing Ground Lease”; the Land, the Improvements, and all of Seller’s right, title and interest in and to the Existing Ground Lease as tenant, are herein collectively referred to as the “Real Property”) (the Existing Ground Lease and the New Ground Lease, collectively, the “Ground Leases”);
1.1.6    All leases, including all amendments thereto (collectively, the “Tenant Leases”), with all persons leasing the Real Property or any part thereof (each, a “Tenant, and collectively, the “Tenants”), all of which as of the Effective Date are reflected on Exhibit “B” attached hereto, and any entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held in connection with the Tenant Leases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Tenant Leases;
1.1.7    Seller’s right, title and interest in and to: (i) any and all tangible personal property owned by Seller located on and/or used exclusively in connection with the Real Property and listed on the schedule to be prepared by Seller and delivered to Buyer prior to the expiration of the Due Diligence Period (collectively, the “Tangible Personal Property”); and (ii) any and all plans and specifications, architectural and/or engineering drawings (the “Intangible Personal Property” and collectively with the Tangible Personal Property, the “Personal Property”);
1.1.8    A non-exclusive right to enforce any and all warranties and guaranties relating to the Improvements (collectively, the “Warranties”);
1.1.9    All use, occupancy, building and operating licenses, permits, approvals, and development rights relating to the Property to the extent the same are not required to be held by Seller as the occupant of the Property (collectively, the “Permits”);

1.1.10    All service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”), subject to Section 3.4.
1.1.11    The Real Property, Personal Property, Warranties, Permits, Contracts and other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the “Property”.
1.1.12    All of the Property related to the GSMC-Longview Medical Plaza I Land shall be referred to herein collectively as the “GSMC-Longview Medical Plaza I Property”; all of the Property related to the GSMC-Longview Medical Plaza II Land shall be referred to herein collectively as the “GSMC-Longview Medical Plaza II Property”; all of the Property related to the GSMC-Longview Medical Plaza III Land shall be referred to herein collectively as the “GSMC-Longview Medical Plaza III Property”; all of the Property related to the GS Institute for Healthy Living Land shall be referred to herein collectively as the “GS Institute for Healthy Living Property”; all of the Property related to the GSHS Outpatient Clinic – 409 N. 6th Land shall be referred to herein collectively as the “GSHS Outpatient Clinic – 409 N. 6th Property”; all of the Property related to the GSHS Outpatient Clinic – 2101 Land shall be referred to herein collectively as the “GSHS Outpatient Clinic – 2101 Property”; all of the Property related to the GSMC Customer Service Center Land shall be referred to herein collectively as the “GSMC Customer Service Center Property”; all of the Property related to the GSMC Occupational Medicine Building Land shall be referred to herein collectively as the “GSMC Occupational Medicine Building Property”; and all of the Property related to the GSMC Marshall Professional Building Land shall be referred to herein collectively as the “GSMC Marshall Professional Building Property”.
1.1.13    The GSMC-Longview Medical Plaza I Property, GSMC-Longview Medical Plaza II Property and the GSMC-Longview Medical Plaza III Property shall be referred to herein collectively as the “Existing Ground Lease Property”. The GS Institute for Healthy Living Property, the GSMC Customer Service Center Property and the GSMC Occupational Medicine Building Property shall be referred to herein collectively as the “New Ground Lease Property”. The Existing Ground Lease Property and the Ground Lease Property shall be referred to herein collectively as the “Ground Lease Property”.
1.1.14    The GSHS Outpatient Clinic – 409 N. 6th Property, the GSHS Outpatient Clinic – 2101 Property and the GSMC Marshall Professional Building Property shall be referred to herein collectively as the “Fee Property”.
1.2    Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.
1.3    Purchase Price. The purchase price for the Property shall be Sixty-Nine Million Two Hundred Seventy-Eight Thousand Four Hundred and No/100 Dollars ($69,278,400.00) (the “Purchase Price”), allocated to each Property as set forth on Schedule 1.3. The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

1.4    Deposit And Escrow.

1.4.1    Within three (3) Business Days after the latter of (a) the Effective Date or (b) the receipt of all of the Property Information (as described in Section 3.3), Buyer shall deliver to Escrow Agent at the following address: 2002 Judson Road, Suite 300, Longview, Texas 75605 Attn: Betty Lamb, a deposit in the amount of One Million and No/100 Dollars ($1,000,000.00) (together with any interest thereon, the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.
1.4.2    The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s Approval Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit returned as provided for herein. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit (and any interest accrued thereon) shall be returned to Buyer as provided in Section 3.6.

1.4.3    Independent Contract Consideration. One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be immediately distributed to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.

1.5    Closing Date. The closing (“Closing”) means the date Escrow Agent confirms that all conditions to closing and insuring title as of such date have been satisfied and each party has authorized closing and disbursement and Escrow Agent disburses funds and insures title in favor of Buyer. Subject to the terms and conditions of this Agreement, the Closing shall take place through an escrow with Escrow Agent on the day which is the earlier to occur of (i) fifteen (15) days from and after the expiration of the Due Diligence Period; or (ii) December 5, 2014 (as the same may be held earlier or extended in accordance herewith, the “Closing Date”).
ARTICLE 2
TITLE AND SURVEY
2.1    Title and Survey. Buyer shall, at Seller’s sole cost and expense, obtain a preliminary title report or commitment for the Real Property (the “Preliminary Report”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title. Buyer may, in its sole and absolute discretion, at Buyer’s sole cost and expense conduct UCC searches covering Seller and the Property (the “UCC Searches”). Seller shall provide to Buyer an update to the existing survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).
2.2    Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (i) existing Tenant Leases; (ii) current, non-delinquent real estate taxes and assessments; (iii) the matters set forth in the Preliminary Report and approved by Buyer during the Due Diligence Period, in Buyer’s sole and absolute discretion, as part of the Title Policy (as defined below); (iv) the Leaseback Leases, as defined in Section 5.8.2 below; and any other matters approved in writing by Buyer, in Buyer’s sole and absolute discretion (collectively, the “Required Title Condition”). Notwithstanding anything contained in this Section 2.2 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy, at or prior to Closing, all monetary encumbrances affecting the Property evidenced by deeds of trust, tax liens, judgments, mechanics’ liens and/or other liens or charges in a fixed sum.
ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD
3.1    Access. From and after the Effective Date through the Closing, (i) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller (which notice may be given by telephone to Ray Delk at (903) 315-2256), to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews, interviews of government officials, engineering studies, soil tests, environmental studies (limited to Phase I tests) and underwriting analyses, as Buyer deems necessary or advisable, and (ii) Seller shall, at Seller’s expense, turn on, run, and maintain, without any interruption in service, electrical power and all utilities to the Property (including, without limitation, plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. Seller shall have the right to accompany Buyer on any of such inspections, interviews or other communications; provided however, that in no event will Buyer be permitted to perform any invasive physical or environmental testing of the Properties beyond a customary Phase I environmental investigation without (a) obtaining the prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion, and (b) entering into a confidentiality and entry agreement acceptable to Seller with respect to such testing. Should Buyer so desire to perform any such invasive testing, Buyer shall provide Seller for Seller's consideration a written request detailing the nature of the proposed testing and the reasoning for requiring such testing at least five (5) Business Days prior to the date that Buyer wishes to conduct such testing. Buyer hereby agrees to indemnify and hold Seller harmless from any physical damages arising out of inspections and investigations by Buyer or its agents or independent contractors, but in no event shall the indemnity of this Section include the discovery of pre-existing conditions disclosed by Buyer’s investigations. The rights granted to Buyer pursuant to this Section 3.1 shall be exercised only after Buyer has provided to Seller a certificate of liability insurance, naming Seller as additional insureds, with at least $1,000,000.00 single limit coverage.
3.2    Due Diligence Period. Buyer shall have from the Effective Date until 5:00 p.m., Dallas, Texas time, on November 21, 2014 (the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous

Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3, and all records and other materials related thereto as Buyer deems appropriate.
3.3    Items Provided by Seller. Buyer acknowledges that Seller has delivered to Buyer accurate and complete copies of all of the information in Seller's possession or control set forth on Exhibit “C” (collectively, the “Property Information”). To the extent that any of the Property Information is not available as of the date hereof but becomes available between the date hereof and Closing, Seller shall promptly deliver such Property Information to Buyer as and when it comes into the possession or control of Seller.
3.4    Property Contracts. Buyer shall not be required to assume any Contract of Seller at Closing. Effective as of the Closing Date, Seller, at Seller’s sole cost and expense, shall terminate any Contracts that Buyer does not elect to assume, in Buyer’s sole and absolute discretion, by written notification to Seller prior to the expiration of the Due Diligence Period; provided, however, Seller shall not be required to terminate, and Buyer shall not be required to assume, any Contract that Seller (or its Affiliate) elects to keep in effect after Closing relating to Seller's (or its Affiliate's) maintenance obligations under the Leaseback Leases. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, any and all leasing commission agreements and management agreements affecting the Property effective on or before the Closing Date.
3.5    Buyer’s Possible Early Termination. During the Due Diligence Peirod, Buyer shall have the right to approve or disapprove, in Buyer’s sole and absolute discretion, the Property, the Property Information, or any other matter whatsoever regarding the Property. At any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller disapproving the Property for purposes of this Article 3 (a “Disapproval Notice”). Unless Buyer provides Seller with a written notice of its approval of the Property (an “Approval Notice”) prior to the expiration of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, an Approval Notice shall not be deemed to be a waiver by Buyer of any other rights of termination it may have as set forth herein.
3.6    Consequences of Buyer’s Early Termination. Unless Buyer provides an Approval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Disapproval Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Seller’s Representations. Seller warrants and represents to Buyer as follows:
4.1.1     Each Seller has full power and authority to enter into this Agreement, to perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by each Seller have been duly and validly authorized by all necessary action on the part of each Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which each Seller is a party. This Agreement is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.1.2    Seller owns fee simple title in the Fee Property and the New Ground Lease Property, a leasehold interest in the Existing Ground Lease Property, subject only to the conditions of title set forth in the Preliminary Report. There are no outstanding rights of first refusal, rights of reverter, or options to purchase relating to the Property or any interest therein, other than that certain right to consent to Seller’s assignment of the Existing Ground Lease in favor of Hospital (the “Consent Right”), as set forth in the Existing Ground Lease, and that certain right of first refusal and right of first offer in favor of Hospital (the “ROFR/ROFO Right”) set forth in the Existing Ground Lease. There are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Tenant Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.
4.1.3    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
4.1.4    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.1.5    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6    There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened against the Property or any portion thereof, or against Seller, that would impair Seller's ability to perform its obligations under this Agreement.
4.1.7    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally, except as previously disclosed to Buyer.
4.1.8    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller or (b) any law or any order, writ, injunction or decree of any court or governmental authority applicable to Seller, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
4.1.9    Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property, except as previously disclosed to Buyer.
4.1.10    There are no pending or, to the best of Seller’s knowledge, threatened condemnation proceedings relating to the Property.
4.1.11    Seller has delivered or made available to Buyer true and complete copies of the Tenant Leases. The list of Tenant Leases set forth on Exhibit “B” attached hereto is true, correct and complete in all material respects. Each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign the Tenant Leases to Buyer. Except as noted in the Rent Roll delivered pursuant to Section 3.3, or the estoppel certificates delivered to Buyer pursuant to Section 5.4.2, to Seller's knowledge (i) neither Seller nor any Tenant is in default under its respective Tenant Lease, (ii) there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Tenant Leases by any party, (iii) no tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease, (iv) no tenant has filed (and has not given notice to Seller of its intention to file) for bankruptcy or taken any similar debtor-protection measure, and (v) no tenant has discontinued operations at the Property or given notice to Seller of its intention to do so.
4.1.12    Seller has delivered or made available to Buyer true and complete copies of all Contracts. Seller has not, within the last year, received any written notice of any default under any Contract that has not been cured or waived.

4.1.13    There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of any Tenant Lease; except as disclosed in the Tenant Leases or on Schedule 4.1.13 attached hereto.
4.1.14    Seller has not received any written notice from, and, to the best of Seller’s knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. Seller is not in default under any such document, nor, to the best of Seller’s knowledge, is any other party subject to any such document.
4.1.15    Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.
4.1.16    To Seller’s knowledge and except as disclosed in any Phase I Environmental Site Assessment obtained by or provided to Buyer, there are no Hazardous Materials (as defined below) stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no written notice that the Property or any portion thereof contains any form of toxic mold. To Seller's knowledge, no treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Real Property other than normal periodic service.
4.1.17    To Seller's knowledge, there are no claims pending or unpaid bills which would result in the creation of any lien on the Real Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Real

Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing pursuant to the provisions of this Agreement.
4.1.18    Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with, nor does Seller have any knowledge that Seller is not in material compliance with, all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.
4.1.19    Seller has delivered to Buyer a true and complete copy of the Existing Ground Lease; the Existing Ground Lease has not been amended or modified except as set forth in the Property Information; and the Ground Leases are in full force and effect. Neither Enterprises nor Hospital is in default under the Ground Leases, and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under the Existing Ground Lease by any party. Hospital, as “landlord” and/or “lessor” under the Existing Ground Lease has asserted no claim of offset or other defense in respect of its or Enterprises' obligations under the Existing Ground Lease. Hospital, as “landlord” and/or “lessor” under the Existing Ground Lease has not (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) discontinued operations at the main Longview campus or (iii) given notice of its intention to do any of the foregoing.
4.1.20    Buyer acknowledges that, except as expressly set forth in this Agreement or the Closing documents, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Information or the source(s) thereof. Buyer further acknowledges that some if not all of the Property Information was prepared by third parties other than Seller. Except as expressly set forth in this Agreement or the Closing documents, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in the Property Information, or for omissions from the Property Information, or in any other written or oral communications transmitted or made available to Buyer. Except as expressly set forth in this Agreement or the Closing documents, Buyer shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Except as expressly set forth in this Agreement or the Closing documents, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Information and is providing the Property Information solely as an accommodation to Buyer. Notwithstanding the foregoing, to Seller's knowledge, the Property Information does not contain any materially misleading information, nor does the Property Information omit any fact necessary to make such information not materially misleading.

4.2    Buyer’s Representations. Buyer makes the following representations and warranties to Seller that:
4.2.1    Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.
4.2.2    Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, to perform each of these covenants to be performed by Buyer hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
4.2.3    Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.2.4    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.
4.2.5    There are no actions, suits or proceedings pending, or, to the best of Buyer’s knowledge, threatened against Buyer that would impair its ability to perform its obligations under this Agreement.
4.2.6    Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.2.7    Neither the execution, delivery or performance of this Agreement nor compliance herewith conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Buyer or (ii) any law or any order, writ, injunction or decree of any court or governmental authority applicable to Buyer.
4.3    Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date (as modified by any Pre-Closing Disclosure) and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive after the Closing Date for a period of six (6) months. Terms such as "to Seller's knowledge," "to the best of Seller's knowledge," or like phrases mean the actual present and conscious awareness or knowledge of Ray Delk and Ken Cunningham (collectively, "Seller's Representatives"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representatives, or any of them, or any other officer or employee of any Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Seller and Buyer shall have the right to bring an action for breach of such representations and warranties, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing, give the other party written notice of the circumstances giving rise to the alleged breach within such six (6) month period and have brought an action thereon within six (6) months of the expiration of such period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Buyer might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Buyer agrees that any liability of Seller to Buyer will be limited to $2,200,000.00; provided, however, such limit shall be reduced in proportion to any reduction in the Purchase Price pursuant to Section 7.1(b).
4.4    Pre-Closing Disclosure. Seller agrees that, should any Seller's Representative become aware of any fact, matter or circumstance that would make any of Seller's representations or warranties contained herein untrue or incorrect, then Seller will provide written notice thereof to Buyer (any such disclosure being referred to as a “Pre-Closing Disclosure”). If Seller makes any material adverse Pre-Closing Disclosure to Buyer, or if Buyer otherwise gains knowledge that one of Seller's representations or warranties becomes untrue or incorrect and same has a material adverse effect on the Property, then within five (5) days after Buyer’s receipt of such Pre-Closing Disclosure or Buyer's notice of such untrue or incorrect representation or warranty (but in no event later than Closing), Buyer may, as its sole and exclusive remedy, either (a) terminate this Agreement, in which event the Deposit will be returned to Buyer, and the parties will be released and relieved from all obligations hereunder, except those which expressly survive a termination of this Agreement, or (b) waive such matter, including the right to make any claim against Seller post-Closing and proceed to Closing, in which event the applicable representation and warranty(ies) shall be deemed modified to conform to the Pre-Closing Disclosures. For the avoidance of all doubt, if Buyer becomes aware that one of Seller's representations or warranties is untrue or incorrect prior to Closing, the parties agree that Buyer’s sole and exclusive remedy for the breach of any representation or warranty by any Seller hereunder shall be to either terminate this Agreement and recover the Deposit or waive such breach as aforesaid, and in no event will Buyer have the right to pursue any other remedy against Seller for such breach.

4.5    DISCLAIMER AND RELEASE. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND BUYER’S OPPORTUNITY TO INSPECT THE PROPERTY, BUYER AGREES TO TAKE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (“DISCLOSURES”) PROVIDED OR MADE TO BUYER OR ITS CONSTITUENTS BY SELLER, THEIR AGENTS OR EMPLOYEES CONCERNING THE CONDITION (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION) OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT, OR IN ANY DOCUMENTS DELIVERED AT CLOSING. EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING, BUYER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, BUYER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”.
BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY CERCLA, AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. BUYER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, MEMBERS, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, “SELLER AND ITS AFFILIATES”) BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS PROVIDED HEREIN. UPON CLOSING, BUYER SHALL, EXCEPT AS PROVIDED HEREIN, ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST ANY SELLER (AND SUCH SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY
THE PROVISIONS OF THIS SECTION 4.5 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED THEREIN.
4.6    Seller Covenants Prior to Closing.
4.6.1    Leasing Activities. Except for the Leaseback Leases, Seller shall not, from and after the Effective Date, enter into any lease affecting the Property or any modification or amendment thereto, consent to any sublease under a lease, or modify or amend the Existing Ground Lease or any documents related to the Ground Lease, or enter into any new documents relating to the Existing Ground Lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion. Seller shall deliver to Buyer a copy of any and all correspondence received from or sent to tenants regarding the Tenant Leases or the Existing Ground Lease.
4.6.2    Property Contracts. Seller shall not, from and after the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion; provided, however, Seller may enter into any new Contracts or amend existing Contracts without the consent of Buyer to the extent such

Contracts relate to a property maintenance obligation of Seller or its Affiliates under the Leaseback Leases.
4.6.3    Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of the Ground Leases and any mortgage or deed of trust affecting the Property.
4.6.4    Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.
4.6.5    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date.
4.6.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
4.6.7    Continued Performance. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date.
4.6.8    Estoppels. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels described in Section 5.4.2, the estoppels described in Section 4.6.11, and the estoppel described in Section 5.4.6.
4.6.9    Cooperation with S-X 3-14 Audit. Seller acknowledges that that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”).  Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Buyer and Registered Company in preparing the SEC Filings, Seller covenants and agrees no later than five (5) Business Days after the Effective Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Property Information): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the

Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period. In addition, no later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in the form attached hereto as Exhibit “G”; (2) a signed audit request letter in the form attached hereto as Exhibit “H”; and (3) a signed audit response letter from Seller’s attorney using the American Bar Association promulgated form. Seller also agrees to reasonably cooperate with Buyer to obtain a comfort letter, as may be requested by Buyer.
4.6.10    New Ground Lease, Leaseback Leases, and Ground Lease Related Documents.
(a)    Seller and Buyer shall diligently pursue the negotiation and execution of the New Ground Lease; Leaseback Leases; any amendment to the Maintenance, Operation and Easement Agreement between Hospital and Enterprises dated September 26, 2013 (the “MOE Amendment”) and the Parking Facilities Agreement between Hospital and Enterprises dated September 26, 2013 (the “Parking Amendment”); a new Maintenance, Operation and Easement Agreement relating to the GS Institute for Healthy Living Property (the “IHL MOE Agreement”); a new MOE Costs Agreement relating to the GS Institute for Healthy Living Property (the “IHL MOE Costs Agreement”); a new Parking Facilities Agreement relating to the GS Institute for Healthy Living Property (the “IHL Parking Agreement”); a new Memorandum of Maintenance, Operation and Easement Agreement relating to the GS Institute for Healthy Living Property (the “IHL Memorandum of MOE Agreement”); a new Memorandum of Parking Facilities Agreement relating to the GS Institute for Healthy Living Property (the “IHL Memorandum of Parking Agreement”); and any related reciprocal easement agreements, parking agreements, and/or related agreements (collectively, the “Ground Lease Related Documents”) to be executed at Closing. The form of the New Ground Lease and the Leaseback Lease shall be agreed upon by Buyer and Seller during the Due Diligence Period.
(b)    At all times prior to Closing, Seller shall comply in all material respects with the terms of the Existing Ground Lease and the MOE Agreement. Seller shall not amend or modify, or consent to the amendment or modification of, the Existing Ground Lease or MOE Agreement, and/or enter into any new documents relating in any way to the Existing Ground Lease or MOE Agreement, in each case, without the prior approval of Buyer, which may be withheld in Buyer’s sole and absolute discretion.
4.6.11    Seller shall use commercially reasonable efforts to obtain an estoppel certificate in the form provided by Buyer as to each easement agreement, restrictive covenant, declaration and/or reciprocal easement agreement of record as to the Property, which estoppel certificates shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect, unmodified except as revealed by the Preliminary Report; (iii) confirm that there are no defaults by Seller and/or the Property under such document; (iv) confirm that there are no outstanding sums owed by Seller and/or the Property; (v) confirm that there are no outstanding construction or similar obligations of Seller and/or the Property; (vi) be dated no earlier than thirty (30) days prior to Closing; and (vii) be otherwise reasonably acceptable to Buyer.
4.7    Indemnifications.
4.7.1    Seller’s Indemnity. In addition to any other applicable rights under this Agreement, but subject in all events to Section 4.5, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (ii) any liability arising because of a breach of lease, breach of contract matter or tort claim related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not solely due to actions taken by Buyer, or (iii) the breach of any representation or warranty of Seller contained in this Agreement, subject to the floor and cap set forth in Section 4.3. The indemnities set forth in this Section shall survive Closing for six (6) months. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.
4.7.2    Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (ii) any liability arising because of a breach of lease, breach of contract matter or tort claim related to the Property which occurred or is alleged to have occurred after Closing and which is not due to actions taken by Seller, or (iii) the breach of any representation, warranty or covenant of Buyer contained in this Agreement, subject to the floor and cap set forth in Section 4.3. The indemnities set forth in this Section shall survive Closing for a period of six (6) months. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that (A) specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement; or (B) is the obligation of Seller after the Closing pursuant to the terms and conditions of the Leaseback Leases.
4.8    Dissolution of El Casa and Casa Nueva. Buyer hereby acknowledges that Seller intends to dissolve El Casa and Casa Nueva prior to Closing, and that the assets of El Casa and Casa Nueva, including, without limitation, the GSHS Outpatient Clinic – 409 N. 6th Property, will be distributed by operation of law to Hospital, as the sole shareholder of El Casa and Casa Nueva. Hospital covenants and agrees to assume all obligations of El Casa and Casa Nueva under this Agreement upon such dissolution, including, without limitation, conveying the GSHS Outpatient Clinic – 409 N. 6th Property to Buyer.
ARTICLE 5
CLOSING
5.1    Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.
5.2    Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified; (ii) state the modification in full; and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent. Upon receipt of the Agreement, Escrow Agent shall acknowledge the opening of escrow as described below and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Buyer. Notwithstanding anything contained herein to the contrary, in the event that the Closing has not occurred on or before the Three Hundred and Sixty-Fifth (365th) day following the expiration of the Due Diligence Period, this Agreement shall automatically terminate in all respects, in which case Buyer shall be entitled to the return of the Deposit from Escrow Agent.
5.3    Closing. The Closing shall take place on the Closing Date, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived.
5.4    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion.
5.4.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates (each a “Tenant Estoppel”) executed by the Tenants under the Tenant Leases representing: (i) 100% of the Tenants that are Affiliates of Seller; and (ii) not less than eighty-five percent (85%) of the total square feet of (a) space currently subject to a Tenant Lease (other than the spaces currently leased to Diagnostic Clinic of Longview ["DCOL"] and Affiliates of Seller) and (b) the Existing Ground Lease Property; provided however, that Seller shall deliver an estoppel (a "Seller Estoppel") in form and substance reasonably acceptable to Buyer with respect to the DCOL space.  No Tenant Estoppel shall be required for subtenants of Seller or its Affiliates with respect to the New Ground Lease Property.  Each Tenant Estoppel shall be in a form substantially similar to Exhibit “D” attached hereto, and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the Tenant Estoppels to the Tenants for their completion and execution, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld.  Such Tenant Estoppels shall be consistent with the respective Tenant Lease, shall not reveal any material default by Seller and/or Tenant, any condition that would give such Tenant the right to offset rent, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer.
5.4.3    On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete in all material respects, as modified by any Pre-Closing Disclosure.
5.4.4    At Closing, the Title Company shall issue, or be irrevocably committed to issue, to Buyer a TLTA Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Land and Improvements with respect to the Fee Land and leasehold title to the Land and fee simple title to the Improvements with respect to the Ground Lease Land, for the sum equal to the Purchase Price, conforming to the Required Title Condition set forth in Section 2.2 above and containing such endorsements as Buyer shall have reasonably required.
5.4.5    There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.
5.4.6    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate executed by Hospital, as “landlord” and/or “lessor”, under the Existing Ground Lease, on a form to be agreed upon by Buyer and Seller prior to the expiration of the Due Diligence Period (the “Ground Lease Estoppel”). Such estoppel certificate shall be consistent with the Existing Ground Lease, shall not reveal any default by any party thereto and shall be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer.
The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 5.4, Buyer may terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the failure of any condition set forth in this Section 5.4, if such failure constitutes a breach or default of its covenants, representations or warranties, Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.
5.5    Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.
5.5.1    Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.
5.5.2    On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.
5.6    Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:
5.6.1    A duly executed and acknowledged special warranty deed (the “Deed”) that conveys title to the Real Property and Improvements to Buyer and in substantially the same form as Exhibit “E” attached hereto and that is otherwise recordable in the jurisdiction where the Property is located.
5.6.2    Two (2) counterpart signatures to a bill of sale, assignment and assumption of leases and contracts for the Property duly and originally executed and acknowledged by Seller, in the form attached hereto as Exhibit “F”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the: (i) the Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement (the “Bill of Sale”).
5.6.3    A duly executed and acknowledged assignment and assumption agreement with respect to the Existing Ground Lease in favor of Buyer in a form reasonably acceptable to Buyer and otherwise recordable in the jurisdiction where the Real Property is located (the “Ground Lease Assignment”).
5.6.4    The New Ground Leases, duly executed by Seller.
5.6.5    A duly executed and acknowledged memorandum of ground lease with respect to each of the New Ground Leases in a form recordable in the jurisdiction where the Real Property is located (the “Memorandum of Ground Lease”).
5.6.6    A duly executed MOE Amendment.
5.6.7    A duly executed Parking Amendment.

5.6.8    A duly executed IHL MOE Agreement.
5.6.9    A duly executed IHL MOE Costs Agreement.
5.6.10    A duly executed IHL Parking Agreement.
5.6.11    A duly executed and acknowledged IHL Memorandum of MOE Agreement, recordable in the jurisdiction where the Real Property is located.
5.6.12    A duly executed and acknowledged IHL Memorandum of Parking Agreement, recordable in the jurisdiction where the Real Property is located.
5.6.13    Seller's counterpart signatures to any other Ground Lease Related Documents.
5.6.14    Originals of, and counterpart signatures to, all Tenant Leases (and all amendments, if any).
5.6.15    Seller's counterpart signatures to the Leaseback Leases
5.6.16    All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.
5.6.17    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.
5.6.18    A Tenant Notice (as defined below) for each Tenant Lease.
5.6.19    Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company and reasonably approved by Seller as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; and/or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.
5.6.20    Originals of all documents in the possession of Seller relating to the operation of the Property including all operating statements, permits, licenses, approvals, plans, specifications, guaranties and/or warranties, all third party reports, appraisals, environmental site assessments, property condition reports, property inspections and surveys.
5.6.21    A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.
5.6.22    Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of Seller and its respective constituent owners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.
5.6.23    A written waiver of the ROFR/ROFO Right in a form reasonably acceptable to Buyer and the Title Company.
5.6.24    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.7    Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:
5.7.1    The Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.
5.7.2    Two (2) counterpart signatures to the Bill of Sale.
5.7.3    Counterpart signature to the Ground Lease Assignment.
5.7.4    Counterpart signature to the New Ground Leases.
5.7.5    Counterpart signatures (acknowledged) to each Memorandum of Ground Lease.
5.7.6    Counterpart signatures to the MOE Amendment.
5.7.7    Counterpart signatures to the Parking Amendment.
5.7.8    Counterpart signatures to the IHL MOE Agreement.
5.7.9    Counterpart signatures to the IHL MOE Costs Agreement.
5.7.10    Counterpart signatures to the IHL Parking Agreement.
5.7.11    Counterpart signatures (acknowledged) to IHL Memorandum of MOE Agreement.
5.7.12    Counterpart signatures (acknowledged) to IHL Memorandum of Parking Agreement.
5.7.13    Counterpart signatures to any other Ground Lease Related Documents
5.7.14    Counterpart signatures to any amendment to the Tenant Leases.
5.7.15    Counterpart signatures to the Leaseback Leases.
5.7.16    A duly executed Closing Statement.

5.7.17    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.
5.7.18    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.8    Costs, Prorations and Credits.
5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and, except as otherwise provided herein, all documents required to settle the transaction contemplated hereby. Except as otherwise provided herein, Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all title insurance premiums for extended coverage under the Title Policy and any endorsements to the Title Policy required by Buyer, and (iii) all recording costs associated with the Deed. Seller shall pay (1) all transfer, assumption or waiver fees associated with any association, declarant or easement holder that holds any right in the Property, (2) all transfer taxes and documentary stamp charges, (3) recording fees in connection with the removal of encumbrances, and (4) the basic premium for the Title Policy. Buyer and Seller shall share equally the cost of all escrow charges. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.
5.8.2    Prorations. At Closing, Seller and Buyer shall enter into a triple net lease for each Property (other than the Existing Ground Lease Property) (collectively, the "Leaseback Leases") which Leaseback Leases will demise to Seller 100% of the Improvements for each Property other than the Existing Ground Lease Property, and, as set forth in and subject to the terms and conditions, the Leaseback Leases, Seller shall be responsible for all expenses and shall be entitled to all income derived from each such Property on and following Closing. In addition, Seller shall be responsible for all expenses and shall be entitled to all income derived from each such Property for the period prior to Closing. Accordingly, there shall be no proration between Buyer and Seller of the income and expenses of any Property other than the Existing Ground Lease Property. With respect to the Existing Ground Lease Property, the following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this Section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.
(a)    Rents. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given to Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and

Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.
(b)    Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Buyer following the Closing, except that Seller shall be entitled to receive any refunds applicable to the period prior to Closing to the extent that Seller initiated a contest prior to Closing.
(c)    Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.
(d)    Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(e)    Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(d).
(f)    Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
5.8.3    Credits.
(a)    Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits. Buyer shall receive a credit at Closing from Seller in the amount of the sum of: (i) the tenant deposits under the Tenant Leases; (ii) any and all rent concessions and/or rent abatements which related to the current terms of the Tenant Leases (but not any renewal or extension options that may be exercised by the applicable Tenant from and after the Effective Date) and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the current terms of the Tenant Leases (but not any renewal or extension options that may be exercised by the applicable Tenant from and after the Effective Date) and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of Seller, as landlord or lessor under the Tenant Leases, which relate to the current terms of the Tenant Leases (e.g., painting and carpeting) (but not any renewal or extension options that may be exercised by the applicable Tenant from and after the Effective Date) and are unperformed.
(b)    Leasing Commissions. Buyer shall receive a credit at Closing from Seller in the amount of any and all leasing commissions which relate to the current term of the Tenant Leases and are unpaid. Buyer shall assume liability for any and all leasing commissions which relate to renewals or extensions of the Tenant Leases that may be exercised from and after the Effective Date.
5.8.4    Calculation / Re-prorations.
(a)    General Provisions. The Escrow Agent shall prepare and deliver to Seller and Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Seller shall prepare and deliver to Escrow Agent all such information necessary in order for Escrow Agent to prepare and deliver the closing statement to Seller and Buyer in accordance with the foregoing provision. To the extent that Seller does not timely deliver this information to Escrow Agent, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such information to Escrow Agent. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer and Seller shall notify the Escrow Agent and each other of any items which they dispute and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
5.8.5    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.
5.8.6    Survival. The provisions of this Section 5.8 shall survive the Closing.
5.9    Distribution of Funds and Documents. At the Closing, Escrow Agent shall do each of the following:
5.9.1    Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition, utilizing proceeds of the Purchase Price to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.
5.9.2    Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.
5.9.3    Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10    Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.
5.11    Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each tenant affected by the sale and purchase of the Property and properly addressed to each tenant. Such notice shall be prepared by Seller, at Seller’s sole cost and expense, and approved by Buyer, in its reasonable discretion, and shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law (each, a “Tenant Notice”). Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the tenants under the Tenant Leases promptly after the Closing.
ARTICLE 6
TERMINATION AND DEFAULT
6.1    Buyer Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other, except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such default. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement after Seller has performed. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement; provided, however, such waiver shall not apply to any indemnification obligation of Buyer or any other obligation of Buyer that otherwise survives Closing or termination of this Agreement.
6.2    Seller’s Default. The liability of each Seller under this Agreement shall be joint and several. If any Seller fails to perform any of its obligations or is otherwise in default hereunder, breaches a representation or warranty, or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof (as applicable, a “Seller Default), Buyer shall have the right to elect, in its sole and absolute discretion to:

6.2.1    Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations;
6.2.2    Commence an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; provided, however, in the event the remedy of specific performance is not available as a remedy, Buyer may recover the full amount of the Deposit and seek reimbursement from Seller of Buyer’s actually incurred, out of pocket costs in conjunction with the Agreement, not to exceed $350,000.00; or
6.2.3    Terminate this Agreement in its entirety by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which survive termination hereof (provided that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations), and to recover the full amount of the Deposit. For the avoidance of doubt, in the event of a Seller Default, the reimbursement obligation contained in Section 6.2.2 shall survive any termination of this Agreement.
6.2.4    Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce any of its remedies under this Agreement. This Section 6.2 shall survive the Closing or earlier termination of this Agreement.
ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION
7.1    Casualty. If the Property is damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than fifteen percent (15%) of the value of the damaged Property; or (ii) the nature of such casualty results in a circumstance whereby Tenants under the Tenant Leases representing more than twenty percent (20%) of the total square footage of the damaged Property that is subject to Tenant Leases may terminate their respective Tenant Leases, and such Tenant Leases are so terminated, then Buyer, in its sole and absolute discretion, shall have the sole option to elect either to:
(a)    acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy and any uninsured loss. If the casualty is uninsured, Buyer shall receive a credit for the uninsured loss; or

(b)    terminate this Agreement as to only the damaged Property upon written notice to Seller, in which event the Purchase Price shall be reduced by the amount allocated to the damaged Property as set forth on Schedule 1.3. In the event this Agreement is terminated as to all of the Properties pursuant to this Section 7.1, then the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
Such right must be exercised within ninety (90) days from earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right or the date of Buyer’s knowledge of the casualty. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above. Notwithstanding anything set forth herein to the contrary, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement.
7.2    Condemnation. In the event that a condemnation proceeding shall be initiated against, or a bona fide threat of condemnation is made against, any portion of the Property prior to the Closing, then Buyer, in Buyer’s sole and absolute discretion, may elect either to:
(a)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement; or
(b)    close the transaction contemplated by this Agreement.
Notwithstanding the foregoing, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement. If Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within ninety (90) days from the earlier of written notice of the condemnation or Buyer’s knowledge thereof, Buyer provides Seller with written notice that Buyer elects to proceed under Section 7.2(b).
ARTICLE 8
REAL ESTATE COMMISSION
Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to Cain Brothers RE LLC (the “Broker”), are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, Seller shall pay all commissions and fees owed to the Broker pursuant to Seller’s separate agreement with the Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9
MISCELLANEOUS
9.1    Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Any and all exhibits and/or schedules attached hereto are a part of this Agreement and are incorporated herein by reference. The parties acknowledge and agree that there are no third party beneficiaries of this Agreement other than Seller’s Indemnified Parties and Buyer’s Indemnified Parties.
9.2    Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.3    Assignment by Buyer. Buyer shall have the right to assign this Agreement to any third party or parties and no consent on the part of Seller shall be required for such assignment, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder.
9.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
9.5    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State where the Real Property is located without regard to the principles of conflicts of law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
9.7    Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered: (i) by courier; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received: (1) if by courier, upon delivery or refusal of same; (2) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m.

Pacific Time on a Business Day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller:	Good Shepherd Health System, Inc.
700 E. Marshall Avenue
Longview, Texas 75601
Attn: Ken C. Cunningham, EVP Legal Counsel
Phone: (903) 315-2656
Email: kcunnginham@gsmc.org

And with a copy to:	Winstead PC
500 Winstead Building
2728 N. Harwood Street
Dallas, Texas 75201
Attn: T. Andrew Dow, Esq.
Phone: (214) 745-5987
Facsimile: (214) 745-5390
Email: adow@winstead.com

To Buyer:	GAHC3 East Texas MOB Portfolio, LLC
c/o Griffin-American Healthcare REIT III,
Inc.
18191 Von Karman Ave., Suite 300
Irvine, CA 92612
Attn: Danny Prosky
Phone: (949) 270-9201
E-mail: DProsky@ahinvestors.com

And with a copy to:	Kaplan, Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attn: Joseph J. McQuade
Telephone: (804) 823-4004
Facsmilie: (804) 823-4099
E-mail: jmcquade@KV-legal.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
9.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this

Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
9.9    IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
9.10    Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
9.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.
9.12    Survival of Provisions After Closing.  Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date, subject to the limitations set forth herein.

9.13    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
9.14    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
9.15    Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State where the Real Property is located or the State of California.
9.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
9.18    Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.
9.19    Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.
9.20    Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:
GSHS ENTERPRISES OPERATING #1, INC.,
a Delaware corporation

By:        /s/ Steve Altmiller
Name:          Steve Altmiller
Its:              President and CEO

GOOD SHEPHERD HEALTH SYSTEM, INC.,
a Texas non-profit corporation

By:        /s/ Steve Altmiller
Name:          Steve Altmiller
Its:              President and CEO

GOOD SHEPHERD ENTERPRISES, INC.,
a Texas non-profit corporation

By:         /s/ Steve Altmiller
Name:          Steve Altmiller
Its:              President and CEO

EL CASA ORTHOPAEDICA, INC.,
a Texas corporation

By:          /s/ Steve Altmiller
Name:            Steve Altmiller
Its:                  President and CEO

LONGVIEW CASA NUEVA, INC.,
a Texas corporation

By:             /s/ Steve Altmiller
Name:             Steve Altmiller
Its:                   President and CEO

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

BUYER:	GAHC3 EAST TEXAS MOB PORTFOLIO, LLC, a Delaware limited liability company

By:      Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership
Its:       Sole Member

By:      Griffin-American Healthcare REIT III, Inc.,
a Maryland corporation
Its:       General Partner

By: /s/ Jeffrey T. Hanson

Name: Jeffrey T. Hanson

Title: Chief Executive Officer

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (a) accept the foregoing Agreement, (b) be Escrow Agent under said Agreement and (c) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: 11-19-14	CENTRAL TITLE COMPANY By: /s/ Betty Lamb Name: Betty Lamb Its: President